Filed pursuant to Rule 433

Registration Statements Nos. 333-206660 and 333-206660-01

Relating to Preliminary Prospectus Supplement dated

July 7, 2016

U.S.$1,250,000,000 8.750% Global Notes Due 2026

Pricing Term Sheet

A preliminary prospectus supplement of Petrobras Global Finance B.V. is available from the SEC’s website at www.sec.gov.

Issuer:	Petrobras Global Finance B.V. (“PGF”)
Guarantor:	Unconditionally and irrevocably guaranteed by Petróleo Brasileiro S.A. - Petrobras
Form:	Senior Unsecured Notes
Offering:	SEC-Registered
Currency:	U.S. Dollars
Reopening Principal Amount:	U.S.$1,250,000,000 (to become immediately fungible upon the Settlement Date with the outstanding U.S.$1,750,000,000 8.750% Notes due May 23, 2026 for total principal amount of U.S.$3,000,000,000)
Maturity:	May 23, 2026
Coupon Rate:	8.750%
Interest Basis:	Payable semi-annually in arrears
Day Count:	30/360
Interest Payment Dates:	May 23 and November 23
First Interest Payment Date:	November 23, 2016
Gross Proceeds:	U.S.$1,249,762,500 (not including accrued interest)
Reopening Price:	99.981% (plus accrued interest from May 23, 2016 to, but not including, the settlement date, in an aggregate amount of U.S.$15,190,972.22 assuming settlement on July 13, 2016)
Yield to Investors:	8.750%
Make-Whole Call Spread:	+50 bps
Pricing Date:	July 7, 2016

Settlement Date:	July 13, 2016 (T+4)*
Listing:	PGF intends to apply to have the notes approved for listing on the New York Stock Exchange
Denominations:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof
CUSIP:	71647N AQ2
ISIN:	US71647NAQ25
Joint Bookrunners:	BB Securities Limited J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Santander Investment Securities Inc.

*Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the pricing date will be required, by virtue of the fact that the Notes initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling BB Securities Limited at +44 (20) 7367-5800, J.P. Morgan Securities LLC at +1 (866) 846-2874, Merrill Lynch, Pierce, Fenner & Smith Incorporated at +1 (800) 294-1322 and Santander Investment Securities Inc. at +1 (855) 403-3636.